Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-234695) on Form S-3 and (No. 333-214083) on Form S-8 of AMC Networks Inc. of our reports, dated February 26, 2020, with respect to (i) the consolidated balance sheets of AMC Networks Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the related financial statement Schedule II referred to in Item 15 (a)(2), and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of AMC Networks Inc. Our report on the Company’s consolidated financial statements refers to the Company’s adoption of ASU No. 2016-02, Leases (ASC 842), effective January 1, 2019, and the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP
New York, New York
February 26, 2019